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                                                                  Exhibit 10(cc)


                     AMENDMENT NO. 3 TO RIGHTS AGREEMENT


                 AMENDMENT NO. 3, dated as of November 28, 1995, by Novametrix Medical Systems Inc., a Delaware corporation (the "Company"), to the Rights Agreement, dated as of March 14, 1989, between the Company and The Connecticut Bank and Trust Company, National Association, the initial rights agent ("CBT"), as amended by an Amendment, dated as of October 30, 1990, among the Company, CBT and Mellon Bank, N.A., the successor rights agent (the "Rights Agent"), and an Amendment, dated as of August 29, 1991, between the Company and the Rights Agent (as so amended, the "Rights Agreement").

                 WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement;

                 WHEREAS, the Company desires to amend to the Rights Agreement as set forth herein; and

                 WHEREAS, the execution and delivery of this Amendment by the Company have been in all respects duly authorized by the Board of Directors of the Company.

                 Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                 10. Section 1(a) of the Rights Agreement is hereby amend to read in its entirety as follows:

                          "(a) "Acquiring Person" shall mean any Person (as
                 such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, subject to the proviso in this sentence, no Person shall become an "Acquiring Person" solely as the result of (x) an acquisition after the date hereof of Common Shares by the Company which, by reducing





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                 the number of Common Shares outstanding, increases the
                 proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding or (y) the acquisition of Beneficial Ownership of 20% or more of the Common Shares of the Company then outstanding in the good faith belief that such acquisition would not (A) cause such Beneficial Ownership to exceed 20% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (B) otherwise cause a Distribution Date to occur; provided, however, that if such Person does not reduce its percentage of Beneficial Ownership of Common Shares to below 20% by 5:00 P.M. New York City time on the tenth Business Day after notice (the date of notice being the first day), including by telephone or facsimile, from the Company to such Person (requesting such Person to reduce its Beneficial Ownership of Common Shares to less than 20%), such Person shall, at the end of such ten Business Day period, become an Acquiring Person (and this sentence shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined, and any notices hereunder must be specifically authorized, by the Board of Directors of the Company, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under
                 Section 23."

                 11. Section 1(c)(i) of the Rights Agreement is hereby amended to read in its entirety as follows:

                          "(i) which such Person or any of such Person's
                 Affiliates or Associates is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement;"

                 12. Section 11(a)(ii) of the Rights Agreement is amended to read in its entirety as follows:

                          "Subject to Section 24 of this Agreement, in the
                 event any Person shall become an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price





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                 multiplied by the number of one one-hundredths of a Preferred
                 Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company's Common Shares (determined pursuant to Section 11(d) hereof) on the date such Person became an Acquiring Person. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

                          "From and after the occurrence of the event described
                 above, any Rights that are or were acquired or beneficially owned by such Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be void and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be cancelled."

                 13. The validity, interpretation and construction of this Amendment shall be governed by the substantive laws of the State of Delaware.

                 14. The Rights Agreement, as amended hereby, is hereby ratified, confirmed and continued in full force and effect.


                            *          *          *





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                 IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first above written.


ATTEST:                                        NOVAMETRIX MEDICAL SYSTEMS INC.



By:                                            By:
   -----------------------------------            ------------------------------
   Name:                                         Name:
   Title:                                        Title:





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                 Mellon Bank, N.A. hereby acknowledges receipt of this
Amendment made pursuant to Section 27 of the Rights Agreement.


ATTEST:                                    MELLON BANK, N.A.


By:                                        By:
   --------------------------------           ----------------------------------
   Name:                                      Name:
   Title:                                     Title:





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